Exhibit 99.1

Armstrong World Industries Reports First Quarter 2008 Results

•	First quarter results were at the high-end of guidance

•	Management reaffirms guidance for the year

LANCASTER, Pa., May 2, 2008 – Armstrong World Industries, Inc. (NYSE: AWI) today reported first quarter 2008 net sales of $828.2 million, down four percent, from $863.4 million in the same period for 2007. Excluding a $28 million, or three percent, benefit from foreign exchange rates, sales decreased seven percent. Reported operating income from continuing operations decreased to $38.5 million from $65.5 million in the first quarter of 2007. Adjusted operating income from continuing operations of $46.1 million decreased 30 percent compared to $66.1 million on the same basis.

Reported earnings from continuing operations decreased to $15.1 million, or $0.26 per diluted share, from $30.7 million, or $0.55 per diluted share in the first quarter of 2007. Adjusted earnings from continuing operations of $19.9 million, or $0.35 per diluted share, compared to $31.1 million, or $0.55 per diluted share, on the same basis on 2007.

The Company uses adjusted income from operations in managing the business, and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted income excludes the impact of restructuring charges and related costs, and certain other gains and losses. As detailed in the attached reconciliation to GAAP, these adjustments increased operating income by $7.6 million in the first quarter of 2008 and by $0.6 million in the first quarter of 2007.

As expected, operating results in the first quarter of 2008 were significantly below the prior year when we had an especially strong first quarter. Q1 2008 results reflect continued declines in the U.S. residential housing market, a moderate slowdown in U.S. commercial construction market, and the timing of SG&A spending in first quarter of 2008. Lower volume and increased SG&A more than offset improved manufacturing performance. Price realization largely offset raw material inflation.

1st Quarter Segment Highlights

Resilient Flooring net sales were $292.7 million in the first quarter of 2008 compared to $290.6 million in the same period of 2007. Excluding the favorable impact of foreign exchange rates, net sales declined about three percent. High-single digit domestic volume declines, primarily in residential vinyl products, and lower international volume offset modest price and mix improvements in North America. Reported operating loss was $7.2 million compared to income of $10.8 million in the first quarter of 2007. The adjusted operating result was a loss of $6.4 million compared to income of $10.3 million calculated on the same basis in the prior year. Operating income decreased significantly due to lower sales volume and higher European SG&A expenses to support new product introductions and increases to the sales force.

Wood Flooring net sales of $160.3 million in the first quarter of 2008 declined 20 percent from $199.2 million in the prior year quarter as volume declines reflected a significant exposure to new residential housing activity, and difficult comparisons to a relatively strong first quarter in 2007. Reported operating income in the first quarter was $2.5 million compared to $8.4 million reported in the first quarter of 2007. Adjusted operating income of $2.8 million decreased from $8.4 million on the same basis in the prior year period. Operating income declined because lower sales volume and higher promotional expense more than offset improved manufacturing productivity.

Building Products net sales of $331.1 million in the first quarter of 2008 increased from $313.9 million in the prior year quarter. Excluding the effects of favorable foreign exchange rates of $15 million, sales increased by one percent. International volume growth, price realization and improved product mix offset volume declines in North America. Reported operating income increased to $55.0 million from $53.7 million in the first quarter of 2007. Adjusted operating income of $56.0 million grew from $52.1 million on the same basis in the prior year. Inflation in direct production costs was more than offset by sales growth and improved manufacturing productivity. Increased SG&A expense was offset by higher income from our joint venture, WAVE.

Cabinets net sales in the first quarter of 2008 of $44.1 million decreased 26 percent from $59.7 million in 2007 primarily due to lower volume resulting from the declines in the U.S. housing market. Reported operating loss for the first quarter of $3.7 million was below income of $0.9 million in the prior year primarily due to lower sales. There were no adjustments to operating income in either period.

Unallocated corporate expense of $8.1million in the first quarter of 2008 was slightly below $8.3 million in the first quarter of 2007. Adjusted expense of $2.6 million decreased from $5.6 million on the same basis in the prior year primarily due to lower compensation expenses.

Free cash flow was a use of $93 million in the first quarter of 2008 compared to a use of $5 million in 2007. 2008 had a significantly increased investment in working capital. In addition, the first quarter of 2007 benefited from the receipt of a special dividend from WAVE that was not repeated in 2008.

Special Cash Dividend

The Company returned $256 million to shareholders in a special cash dividend paid on March 31, 2008 to shareholders of record on March 11, 2008.

Outlook

Global macroeconomic forecasts indicate a challenging outlook for most key markets in 2008. Growth in Building Products’ North American and European commercial markets is expected to slow, to a low single digit decline and low single digit growth, respectively. The outlook for the Flooring segment varies. North American commercial floor markets are expected to be flat, while North American residential floor markets are expected to shrink approximately 15 percent due to an anticipated 25 percent to 30 percent decline in U.S. housing starts and 5 percent to 10 percent less renovation activity. On a consolidated basis, Armstrong expects that improved pricing and increased manufacturing productivity will continue to offset cost inflation.

Management reaffirmed its outlook for 2008, with sales expected to be between $3,500 million and $3,650 million. Adjusted operating income is forecast to be in the range of $260 million and $320 million, compared to $306 million in 2007. 2008 adjusted EPS is expected to be $2.30-$2.90 per diluted share, compared to $2.79 per diluted share in 2007, on a higher tax rate. The 2008 tax rate is anticipated to be 44 percent to 45 percent. Free cash flow for the year is anticipated to be $175 million to $200 million.

Adjusted figures are reconciled to GAAP in tables at the end of this release.

Earnings Conference Call

Management will conduct a discussion for shareholders during a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the Company’s Web site, www.armstrong.com. From the homepage, click “Investor Relations” to access the call and the accompanying slide presentation. The replay of this event will be available on the Company’s Web site through May 16, 2008.

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Contacts

Armstrong World Industries, Inc.:

Investors: Beth Riley, (717) 396-6354, bariley@armstrong.com

News media: Meg Graham, (866) 321-6677, magraham@armstrong.com

Forward Looking Statement

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC yesterday. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange and certain costs, expenses, and gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2007, Armstrong’s consolidated net sales totaled approximately $3.5 billion. Based in Lancaster, Pa., Armstrong operates 40 plants in 10 countries and has approximately 12,800 employees worldwide. For more information, visit www.armstrong.com.

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

(unaudited)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Net sales	$828.2	$863.4
Cost of goods sold	641.4	661.8
Selling, general and administrative expenses	160.7	146.6
Restructuring charges, net	0.8	0.1
Equity (earnings) from joint ventures	(13.2)	(10.6)

Operating income	38.5	65.5

Interest expense	8.4	16.5
Other non-operating expense	0.3	0.5
Other non-operating (income)	(4.3)	(3.0)

Earnings from continuing operations before income taxes	34.1	51.5
Income tax expense	19.0	20.8

Earnings from continuing operations	15.1	30.7
Earnings (loss) from discontinued operations, net of income tax of $0.4 and $0.3	0.1	(4.7)

Net earnings	$15.2	$26.0

Earnings per share of common stock, continuing operations:
Basic	$0.27	$0.55
Diluted	$0.26	$0.55

Earnings (loss) per share of common stock, discontinued operations:
Basic	$0.00	$(0.08)
Diluted	$0.00	$(0.08)

Net earnings per share of common stock:
Basic	$0.27	$0.47
Diluted	$0.27	$0.46

Average number of common shares outstanding:
Basic	56.3	55.7
Diluted	57.0	56.3

SEGMENT RESULTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions) (unaudited)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Net sales:
Resilient Flooring	$292.7	$290.6
Wood Flooring	160.3	199.2
Building Products	331.1	313.9
Cabinets	44.1	59.7

Total Net Sales	$828.2	$863.4

Operating income (loss):
Resilient Flooring	$(7.2)	$10.8
Wood Flooring	2.5	8.4
Building Products	55.0	53.7
Cabinets	(3.7)	0.9
Unallocated Corporate	(8.1)	(8.3)

Total Operating Income	$38.5	$65.5

Selected Balance Sheet Information

(amounts in millions)

	(unaudited)
	March 31, 2008	December 31, 2007
Assets:
Current assets	$1,239.5	$1,501.0
Property, plant and equipment, net	1,009.3	1,012.8
Other noncurrent assets	2,138.5	2,136.1

Total assets	$4,387.3	$4,649.9

Liabilities and shareholders’ equity:
Current liabilities	$445.8	$497.3
Noncurrent liabilities	1,724.7	1,715.4
Shareholders’ equity	2,216.8	2,437.2

Total liabilities and shareholders’ equity	$4,387.3	$4,649.9

Selected Cash Flow Information
(amounts in millions) (unaudited)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Net earnings	$15.2	$26.0
Other adjustments to reconcile net earnings to net cash (used for) provided by operating activities	43.2	84.7
Changes in operating assets and liabilities, net	(140.5)	(103.7)

Net cash (used for) provided by operating activities	(82.1)	7.0
Net cash (used for) investing activities	(14.1)	(19.5)
Net cash (used for) provided by financing activities	(261.2)	6.9
Effect of exchange rate changes on cash and cash equivalents	3.1	0.9

Net decrease in cash and cash equivalents	(354.3)	(4.7)
Cash and cash equivalents, beginning of year	514.3	263.8

Cash and cash equivalents, end of period	160.0	259.1
Cash and cash equivalents, end of period from discontinued operations	—	6.0

Cash and cash equivalents, end of period from continuing operations	$160.0	$253.1

Reconciliation to GAAP (unaudited)

CONSOLIDATED

(amounts in millions)	Three Months Ended
	March 31,
	2008	2007
Operating Income, Adjusted	$46.1	$66.1

Fresh-Start:
Change in depreciation and amortization	2.3	—
Impact on hedging-related activity	—	(2.2)

Other Significant Items:
Cost reduction initiatives expenses	5.4	0.1
Chapter 11 related post-emergence expenses	(1.3)	2.4
Review of strategic alternatives	1.2	0.3

Operating Income, Reported	$38.5	$65.5

RESILIENT FLOORING

(amounts in millions)	Three Months Ended
	March 31,
	2008	2007
Operating Income, Adjusted	$(6.4)	$10.3

Fresh-Start:
Change in depreciation and amortization	0.8	—
Impact on hedging-related activity	—	(0.5)

Operating Income, Reported	$(7.2)	$10.8

WOOD FLOORING

(amounts in millions)	Three Months Ended
	March 31,
	2008	2007
Operating Income, Adjusted	$2.8	$8.4

Fresh-Start:
Change in depreciation and amortization	0.3	—

Operating Income, Reported	$2.5	$8.4

BUILDING PRODUCTS

(amounts in millions)	Three Months Ended
	March 31,
	2008	2007
Operating Income, Adjusted	$56.0	$52.1

Fresh-Start:
Change in depreciation and amortization	1.0	—
Impact on hedging-related activity	—	(1.7)

Other Significant Items:
Cost reduction initiatives expenses	—	0.1

Operating Income, Reported	$55.0	$53.7

UNALLOCATED CORPORATE EXPENSE

(amounts in millions)	Three Months Ended
	March 31,
	2008	2007
Operating (Loss), Adjusted	$(2.6)	$(5.6)

Fresh-Start:
Change in depreciation and amortization	0.2	—

Other Significant Items:
Cost reduction initiatives expenses	5.4
Chapter 11 related post-emergence expenses	(1.3)	2.4
Review of strategic alternatives	1.2	0.3

Operating (Loss), Reported	$(8.1)	$(8.3)

Reconciliation to GAAP (unaudited)

Earnings from Continuing Operations

CONSOLIDATED

(amounts in millions)	Three Months Ended March 31,
	2008		2007
	Total	Per Share	Total	Per Share
Earnings, Adjusted	$19.9	$0.35	$31.1	$0.55

Fresh-Start (net of tax):
Change in depreciation and amortization	1.1	0.02	—	—
Impact on hedging-related activity	—	—	(1.3)	(0.02)

Other Significant Items (net of tax):
Cost reduction initiatives expenses	2.6	0.05	0.1	—
Chapter 11 related post-emergence expenses	(0.6)	(0.01)	1.4	0.02
Review of strategic alternatives	0.6	0.01	0.2	—
Tax rate—reported to adjusted	1.1	0.02	—	—

Earnings, Reported	$15.1	$0.26	$30.7	$0.55

Reconciliation to GAAP (unaudited)

2008 Estimate vs 2007 Actual

CONSOLIDATED

(amounts in millions)	Twelve Months Ended December 31,
	2008 Est Low	2008 Est High	2007 Act
Operating Income, Adjusted	$260.0	$320.0	$305.7

Fresh-Start:
Change in depreciation and amortization	9.3	9.3	2.7
Impact on hedging-related activity	—	—	(5.8)

Other Significant Items:
Cost reduction initiatives expenses	5.4	5.4	0.2
Environmental accrual	—	—	1.1
Gain on insurance settlement	—	—	(5.0)
Chapter 11 related post-emergence expenses	(0.8)	(0.8)	7.1
Review of strategic alternatives	1.2	1.2	8.7

Operating Income, Reported	$244.9	$304.9	$296.7

Reconciliation to GAAP (unaudited)

Earnings from Continuing Operations

2008 Estimate vs 2007 Actual

CONSOLIDATED

(amounts in millions)	Twelve Months Ended December 31,
	2008 Estimate Low		2008 Estimate High		2007
	Total	Per Share	Total	Per Share	Total	Per Share
Earnings, Adjusted	$132.3	$2.30	$166.5	$2.90	$158.1	$2.79

Fresh-Start (net of tax):
Change in depreciation and amortization	5.2	0.09	5.1	0.09	1.6	0.03
Impact on hedging-related activity	—	—	—	—	(3.4)	(0.05)

Other Significant Items (net of tax):
Cost reduction initiatives expenses	3.0	0.05	3.0	0.05	0.1	—
Environmental accrual	—	—	—	—	0.6	0.01
Gain on insurance settlement	—	—	—	—	(2.9)	(0.05)
Chapter 11 related post-emergence expenses	(0.4)	(0.01)	(0.4)	(0.01)	4.2	0.07
Review of strategic alternatives	0.7	0.01	0.7	0.01	5.1	0.09

Earnings, Reported	$123.8	$2.16	$158.1	$2.76	$152.8	$2.69

Reconciliation of Free Cash Flow

	Three Months Ended March 31,
	2008	2007
NET CASH FROM OPERATIONS	$(82)	$7
Plus/(minus): Net Cash from Investing	(14)	(20)
Add back/(subtract):
Emergence related payments	3	8

Free Cash Flow	$(93)	$(5)

Note: May not add due to rounding